UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2014

POWERSTORM CAPITAL CORP.

 (Exact name of registrant as specified in its charter)

Delaware	000-54403	45-3733512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31244 Palos Verdes Dr W, Ste 245 Rancho Palos Verdes, CA 90275-5370
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: 1-424-327-2991

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 20, 2014, the Board of Directors (the “Board”) of Powerstorm Capital Corp. (the “Company”) appointed Dr. Ann Marie Sastry as members of the Board of Advisors of the Company, for a term of one year.

Ann Marie Sastry, 46, Member of the Board of Advisors

Dr. Ann Marie Sastrie Sastry brings over 25 years technical and leadership experience as an educator, inventor and entrepreneur. Through her work at the University of Michigan, National Laboratories and Sakti3, in 2012 Dr. Sastry earned recognition by MIT’s Technology Review Magazine as one of the Top 50 Most Innovative Companies; and among the World’s Top 10 in the energy category in 2011. Prior to leading Sakti3, Dr. Sastry was the Arthur F. Thurnau Professor of Engineering at the University of Michigan. Tenured and promoted early, she founded and led two research centers in batteries and bioscience, and a global graduate program in energy systems engineering. Her laboratory originated the technical work that underpins the Sakti technology, which enjoyed continuous funding for nearly 20 years. Dr. Sastry also led work sponsored by public and corporate sources including General Motors, the U.S. Army, Ford Motor Corporation and several others. She has received numerous awards for her work dating back to the 1990s. She holds a Ph.D. and M.S. from Cornell University and a B.S. from the University of Delaware, all in Mechanical Engineering.

Family Relationships

No family relationship has ever existed between Dr. Sastry and the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Compensation

In consideration of her services, Dr. Sastry shall be issued 10,000 shares of the Company’s common stock, par value $0.01 per share, upon the completion of the one year term of her appointment.

Item 8.01	Other Events.

On February 20, 2014, the Company issued a press release announcing the appointment of Dr. Sastry, a copy of which is attached to this Report as Exhibit 99.1.

Item 9.01	Financial Statement and Exhibits

(d) Exhibits.

The following exhibit is furnished herewith:

Exhibit Number	Description
99.1	Press Release, dated February 20, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSTORM CAPITAL CORP.

Date: February 20, 2014	By:	/s/Michel Freni
Michel Freni
Chief Executive Officer and Chief Financial Officer